PORTFOLIO MANAGEMENT AGREEMENT





                                                     May 1, 2000



TCW Investment Management Company
865 South Figueroa Street
Los Angeles, California  90017

         Re:      Portfolio Management Agreement

Ladies and Gentlemen:

     Liberty All-Star Growth Fund, Inc. (the "Fund") is a diversified closed-end investment company registered under the Investment Company Act of 1940 (the "Act"), and is subject to the rules and regulations promulgated thereunder.

     Liberty Asset Management Company (the "Fund Manager") evaluates and recommends portfolio managers for the assets of the Fund, and is responsible for the day-to-day administration of the Fund.

     1. Employment as a Portfolio Manager. The Fund being duly authorized hereby employs TCW Investment Management Company (the "Portfolio Manager") as a discretionary portfolio manager, on the terms and conditions set forth herein, of that portion of the Fund's assets which the Fund Manager determines to assign to the Portfolio Manager (those assets being referred to as the "Portfolio Manager Account"). The Fund Manager may, from time to time, allocate and reallocate the Fund's assets among the Portfolio Manager and the other portfolio managers of the Fund's assets.

     2. Acceptance of Employment; Standard of Performance. The Portfolio Manager accepts its employment as a discretionary portfolio manager and agrees to use its best professional judgment to make timely investment decisions for the Portfolio Manager Account in accordance with the provisions of this Agreement.

     3. Portfolio Management Services of Portfolio Manager. In providing portfolio management services to the Portfolio Manager Account, the Portfolio Manager shall be subject to the investment objectives, policies and restrictions of the Fund as set forth in its current Registration Statement under the Act, as the same may be modified from time to time (the "Registration Statement"), and the investment restrictions set forth in the Act and the Rules thereunder (as and to the extent set forth in the Registration Statement or in other documentation furnished to the Portfolio Manager by the Fund or the Fund Manager), to the supervision and control of the Board of Directors of the Fund, and to instructions from the Fund Manager. The Portfolio Manager shall not, without the prior approval of the Fund or the Fund Manager, effect any transactions which would cause the Portfolio Manager Account, treated as a separate fund, to be out of compliance with any of such restrictions or policies.

     4. Transaction Procedures. All portfolio transactions for the Portfolio Manager Account will be consummated by payment to or delivery by the custodian of the Fund (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, as custodian for the Fund, of all cash and/or securities due to or from the Portfolio Manager Account, and the Portfolio Manager shall not have possession or custody thereof or any responsibility or liability with respect to such custody. The Portfolio Manager shall advise and confirm in writing to the Custodian all investment orders for the Portfolio Manager Account placed by it with brokers and dealers at the time and in the manner set forth in Schedule A hereto (as amended from time to time by the Fund Manager). The Fund shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Portfolio manager. The Fund shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Portfolio Manager shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

     5. Allocation of Brokerage. The Portfolio Manager shall have authority and discretion to select brokers and dealers to execute portfolio transactions initiated by the Portfolio Manager for the Portfolio Manager Account, and to select the markets on or in which the transaction will be executed.

          A. In doing so, the Portfolio Manager's primary responsibility shall be to seek to obtain best net price and execution for the Fund. However, this responsibility shall not obligate the Portfolio Manager to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Fund, so long as the Portfolio Manager reasonably believes that the broker or dealer selected by it can be expected to obtain a "best execution" market price on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by such broker or dealer to the Portfolio Manager viewed in terms of either that particular transaction or of the Portfolio Manager's overall responsibilities with respect to its clients, including the Fund, as to which the Portfolio Manager exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

          B. Subject to the requirements of paragraph A above, the Fund Manager shall have the right to request that transactions giving rise to brokerage commissions, in an amount to be agreed upon by the Fund Manager and the Portfolio Manager, shall be executed by brokers and dealers that provide brokerage or research services to the Fund Manager, or as to which an on-going relationship will be of value to the Fund in the management of its assets, which services and relationship may, but need not, be of direct benefit to the Portfolio Manager Account.

          C. The Portfolio Manager shall not execute any portfolio transactions for the Portfolio Manager Account with itself or any broker or dealer which is an "affiliated person" (as defined in the Act) of the Fund, the Portfolio Manager or any other Portfolio Manager of the Fund without the prior written approval of the Fund except in accordance with SEC Exemptive Order No. 24288 dated February 15, 2000, a copy of which has been furnished to the Portfolio Manager, and Rule 17e-1 procedures as approved by the Fund's Trustees from time to time. The Fund Manager will provide the Portfolio Manager with a list of brokers and dealers which are "affiliated persons" of the Fund or its Portfolio Managers.

     6. Proxies. The Fund will vote or direct the voting of all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio Manager Account may be invested in accordance with authorization provided by the Fund Manager from time to time.

     7. Fees for Services. The compensation of the Portfolio Manager for its services under this Agreement shall be calculated and paid by the Fund Manager in accordance with the attached Schedule C. Pursuant to the Fund Management Agreement between the Fund and the Fund Manager, the Fund Manager is solely responsible for the payment of fees to the Portfolio Manager from the fund management fees paid to it by the Fund, and the Portfolio Manager agrees to seek payment of its fees solely from the Fund Manager.

     8. Other Investment Activities of Portfolio Manager. The Fund acknowledges that the Portfolio Manager or one or more of its affiliates has investment responsibilities, renders investment advice to and performs other investment advisory services for other individuals or entities ("Client Accounts"), and that the Portfolio Manager, its affiliates or any of its or their directors, members, officers, agents or employees may buy, sell or trade in any securities for its or their respective accounts ("Affiliated Accounts"). Subject to the provisions of paragraph 2 hereof, the Fund agrees that the Portfolio Manager or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Client Accounts and Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Portfolio Manager Account, provided that the Portfolio Manager acts in good faith, and provided further, that it is the Portfolio Manager's policy to allocate, within its reasonable discretion, investment opportunities to the Portfolio Manager Account over a period of time on a fair and equitable basis relative to the Client Accounts and the Affiliated Accounts, taking into account the cash position and the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto. The Fund acknowledges that one or more Client Accounts and Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Portfolio Manager Account may have an interest from time to time, whether in transactions which involve the Portfolio Manager Account or otherwise. The Portfolio Manager shall have no obligation to acquire for the Portfolio Manager Account a position in any investment which any Client Account or Affiliated Account may acquire, and the Fund shall have no first refusal, coinvestment or other rights in respect of any such investment, either for the Portfolio Manager Account or otherwise.

     9. Limitation of Liability. The Portfolio Manager shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Fund, provided, however, that such acts or omissions shall not have resulted from the Portfolio Manager's willful misfeasance, bad faith or gross negligence, a violation of the standard of care established by and applicable to the Portfolio Manager in its actions under this Agreement or breach of its duty or of its obligations hereunder (provided, however, that the foregoing shall not be construed to protect the Portfolio Manager from liability in violation of
Section 17 of the Act).

     10. Confidentiality. Subject to the duty of the Portfolio Manager and the Fund to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Portfolio Manager Account and the actions of the Portfolio Manager and the Fund in respect thereof.

     11. Assignment. This Agreement shall terminate automatically in the event of its assignment, as that term is defined in Section 2(a)(4) of the Act. The Portfolio Manager shall notify the Fund in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Fund to consider whether an assignment as defined in Section 2(a)(4) of the Act will occur, and whether to take the steps necessary to enter into a new contract with the Portfolio Manager.

     12. Representations, Warranties and Agreements of the Fund. The Fund represents, warrants and agrees that:

          A. The Portfolio Manager has been duly appointed to provide investment services to the Portfolio Manager Account as contemplated hereby.

          B. The Fund has delivered to the Portfolio Manager such instructions governing the investment of the Portfolio Manager Account as are necessary for the Portfolio Manager to carry out its obligations under this Agreement.

          C. Upon certification by the Portfolio Manager that it has adopted a written code of ethics and procedures reasonably necessary to prevent access persons, as defined by said code of ethics, from violating the anti-fraud provisions of Rule 17j-1 under the Act, the Fund will not unreasonably withhold its approval of the code of ethics adopted by the Portfolio Manager provided that the Portfolio Manager certifies to the Fund that in all other material respects the Portfolio Manager's code of ethics complies with Rule 17j-1.

     13. Representations, Warranties and Agreements of the Portfolio Manager. The Portfolio Manager represents, warrants and agrees that:

          A. It is registered as an "Investment Adviser" under the Investment Advisers Act of 1940 ("Advisers Act").

          B. It will maintain, keep current and preserve on behalf of the Fund, in the manner required or permitted by the Act and the Rules thereunder, the records identified in Schedule B (as Schedule B may be amended from time to time by the Fund Manager). The Portfolio Manager agrees that such records are the property of the Fund, and will be surrendered to the Fund promptly upon request.

          C. It will adopt and maintain a written code of ethics complying with the requirements of Rule 17j-1 and submit same and any amendments thereto promptly to the Fund, but not less often than annually. The Portfolio Manager agrees that it will notify the Fund within 15 days of adopting material changes to its code of ethics. While this Agreement is in effect, an officer or general partner of the Portfolio Manager shall certify annually to the Fund that the Portfolio Manager has complied with the requirements of Rule l7j-1 during the previous year and has procedures reasonably necessary to prevent access persons from violating the Portfolio Manager's code of ethics. On an annual basis, the Portfolio Manager shall provide a written report to the Fund describing any issues arising under its code of ethics or procedures since the last report was so submitted, including information about material violations of the code or procedures and any action taken in response to such violations. Upon the written request of the Fund, the Portfolio Manager shall permit the Fund to examine the reports required to be maintained by the Portfolio Manager under Rule l7j-l(c)(l).

          D. Upon request, the Portfolio Manager will promptly supply the Fund with any information concerning the Portfolio Manager and its stockholders, employees and affiliates which the Fund may reasonably require in connection with the preparation of its Registration Statement or amendments thereto, proxy material, reports and other documents required to be filed under the Act, the Securities Act of 1933, or other applicable securities laws.

     14. Amendment. This Agreement may be amended at any time, but (except for Schedules A and B which may be amended by the Fund Manager acting alone) only by written agreement among the Portfolio Manager, the Fund Manager and the Fund, which amendment, other than amendments to Schedules A and B, is subject to the approval of the Board of Directors and the Shareholders of the Fund as and to the extent required by the Act.

     15. Effective Date; Term. This Agreement shall continue in effect until July 31, 2001 and shall continue in effect thereafter provided such continuance is specifically approved at least annually by (i) the Fund's Board of Directors or (ii) a vote of a "majority" (as defined in the Act) of the Fund's outstanding voting securities, provided that in either event such continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in the Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Act and the Rules and Regulations thereunder.

     16. Termination. This Agreement may be terminated by any party, without penalty, immediately upon written notice to the other parties in the event of a breach of any provision thereof by a party so notified, or otherwise upon not less than thirty (30) days' written notice to the Portfolio Manager in the case of termination by the Fund or the Fund Manager, or ninety (90) days' written notice to the Fund and the Fund Manager in the case of termination by the Portfolio Manager, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the other parties.

     17. Applicable Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the Commonwealth of Massachusetts.

     18. Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.


                                LIBERTY ALL-STAR GROWTH FUND, INC.

                                By:
                                    Nancy L. Conlin
                                    Title: Secretary

                                LIBERTY ASSET MANAGEMENT COMPANY

                                By:
                                    William R. Parmentier
                                    Title: President and Chief Executive Officer
ACCEPTED:

TCW INVESTMENT MANAGEMENT COMPANY


By:
Title: President

SCHEDULES:   A.  Operational Procedures For Portfolio Transactions
             B.  Record Keeping Requirements
             C.  Fee Schedule

                                                                      Schedule A
                             Operational Procedures
                       Liberty All-Star Growth Fund, Inc.

     In order to minimize operational problems, it will be necessary for a flow of information to be supplied to Chase Manhattan Bank (the Custodian), and Colonial Management Associates, Inc. ("Administrator").

     The Portfolio Manager must furnish Administrator with daily information as to executed trades, no later than 12:00 p.m. (Eastern time) on trade date plus one to ensure the information is processed in time for pricing. If there are no trades, a report must also be sent stating there were no trades for that day. The necessary information can be transmitted via facsimile machine to Administrator, Attention Maribeth Whitmore (fax number 617-426-1219). Upon receipt of brokers' confirmation the Portfolio Manager or Administrator must notify the other party if any differences exist.

The reporting of trades by the Portfolio Manager to the Administrator shall include the following information:

    1.  Purchase or sale
    2.  Security name and description
    3.  Cusip and symbol
    4.  Number of shares or units
    5.  Sale/purchase price per share or unit
    6.  Commission rate per share and aggregate commission or indicate net if so
    7.  Executing broker and clearing bank, if any
    8.  Trade date
    9.  Settlement date
   10.  Interest purchased or sold, if applicable
   11.  Total net amount of the transaction
   12.  If other than HIGH COST is to be used on a sale, it must be identified
   13.  Name of Fund and Portfolio Manager must be identified on trade ticket
   14.  Sequential numbering of all trades is also recommended

For confirmation of trades, please advise the brokers to use the Custodian's DTC ID system number (No. 27028) to facilitate the receipt of information by the Custodian. In addition, the Portfolio Manager should arrange to have a duplicate confirmation sent to the Administrator as an interested party. Please have confirms linked to the Administrator's existing sign on: Nl99.

1.    All DTC Eligible Securities

             Depository Trust Company (DTC)
             Agent Bank Name:  Chase Manhattan
             Agent Bank Number:  27028
             Agent Bank Clearing Number:  902

2.   Delivery Instructions
     All Physical Securities
             Chase Manhattan Bank
             4 New York Plaza
             Ground Floor Window
             New York, NY 10004
             Ref:  (Name of Fund)

All Government Issues delivered through book entry

           The Chase Manhattan Bank
           021000021
           CMB/CUST/Account Number/Account Name

Wire Instructions
           The Chase Manhattan Bank
           ABA #021000021
           For credit to account 900-9-000127
           For Further Credit to:
                                                 Chase Account Number
                                                 Chase Account Name

The Custodian will supply the Portfolio Manager daily with a cash availability report. This will normally be done by fax so that the Portfolio Manager will know the amount available for investment purposes.

Chase Account Numbers
Liberty All-Star Growth Fund
Weatherbie                 P51886
Oppenheimer                P51887
William Blair              P51888

                       LIBERTY ALL-STAR GROWTH FUND, INC.
                         Portfolio Management Agreement
                                   SCHEDULE B

      RECORDS TO BE MAINTAINED BY THE PORTFOLIO MANAGER

1. (Rule 3la-1(b)(5) and (6)) A record of each brokerage order, and all other portfolio purchases and sales, given by the Portfolio Manager on behalf of the Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

A.    The name of the broker;

B. The terms and conditions of the order and of any modifications or cancellation thereof;

C.    The time of entry or cancellation;

D.    The price at which executed;

E.    The time of receipt of a report of execution; and

F.    The name of the person who placed the order on behalf of the Fund.

2.   (Rule  31a-1(b)(9)) A record for each fiscal quarter,  completed within ten
     (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

A.    Shall include the consideration given to:

      (i)      The sale of shares of the Fund by brokers or dealers.

      (ii)     The supplying of services or benefits by brokers or dealers to:

                  (a)    The Fund;

                  (b)    The Manager (Liberty Asset Management Company);

                  (c)    The Portfolio Manager; and

                  (d)    Any person other than the foregoing.

      (iii) Any other consideration other than the technical qualifications of the brokers and dealers as such.

B.    Shall show the nature of the services or benefits made available.

C. Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

D. The name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

3. (Rule 3la-l(b)(10)) A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of portfolio securities and such other information as is appropriate to support the authorization.1

4. (Rule 31a-1(f)) Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under
     Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Portfolio Manager's transactions with the Fund.

5. A record of approvals if any, and the rationale supporting such approval, supporting any direct or indirect acquisition by investment personnel of the Portfolio Manager of a beneficial interest in securities in an initial public offering or private placement.

6. A record of issues that arise under the Portfolio Manager's code of ethics or procedures relating thereto, including without limitation, information about material code or procedure violations and sanctions imposed in response thereto.

7. A record of personal securities reports made by access persons under the Portfolio Manager's code of ethics initially, annually and on a quarterly basis and the names of persons responsible for reviewing these reports.

8. Such other records as are required to be maintained by registered investment advisers of investment companies pursuant to Rule 17j-1 under the Investment Company Act.

--------
1 Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendation: i.e., buy, sell, hold) or any internal reports or portfolio manager reviews.

                                   SCHEDULE C

                              PORTFOLIO MANAGER FEE


     For services provided to the Portfolio Manager Account, the Fund Manager will pay to the Portfolio Manager, on or before the fifth business day of each calendar quarter, a fee for the previous calendar quarter at the rate of:

     .10% (.40% annually) of the Portfolio Manager's Percentage (as defined below) of the average weekly net assets of the Fund up to and including $300 million; and

     .09% (.36% annually) of the Portfolio Manager's Percentage of the average weekly net assets of the Fund exceeding $300 million.

     Each quarterly payment set forth above shall be based on the average weekly net assets during such previous calendar quarter. The fee for the period from the date this Agreement becomes effective to the end of the calendar quarter in which such effective date occurs will be prorated according to the proportion that such period bears to the full quarterly period. Upon any termination of this Agreement before the end of a calendar quarter, the fee for the part of that calendar quarter during which this Agreement was in effect shall be prorated according to the proportion that such period bears to the full quarterly period and will be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Portfolio Manager, the value of the Fund's net assets will be computed at the times and in the manner specified in the Registration Statement as from time to time in effect.

     "Portfolio Manager's Percentage" means the percentage obtained by dividing the average weekly net assets in the Portfolio Manager Account by the Fund's average weekly net assets.